Filed Pursuant to Rule 424(b)(2)

Registration No. 333-157749

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated May 29, 2009
and Prospectus dated May 12, 2009)

1,251,628 Shares

Common Stock

Pursuant to an Equity Distribution Agreement dated May 29, 2009 between NorthStar Realty Finance Corp. (the “Company”), NorthStar Realty Finance Limited Partnership and JMP Securities LLC (“JMP”), during the three months ended June 30, 2009 the Company sold, through JMP, as agent (the “Agent”) of the Company, an aggregate of 1,251,628 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to ordinary brokers’ transactions on the New York Stock Exchange.

Gross Proceeds to Company	$3,954,900

Commission to Agent	$98,872

Net Proceeds to Company (1)	$3,856,027

(1) Excludes SEC filing fees and wire fees.

On August 3, 2009, the closing price of the Company’s Common Stock on the New York Stock Exchange was $3.66.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, dated May 12, 2009 and the prospectus supplement, dated May 29, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 4, 2009.